UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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Adtalem Global Education Inc.
(Name of Registrant as Specified In Its Charter)

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Dear Adtalem Shareholder:

Adtalem Global Education Inc. (“Adtalem”, “we”, “us” or “our”) is writing to highlight information disclosed in our proxy statement that we believe was not appropriately considered in the recent recommendation from Institutional Shareholder Services Inc. (“ISS”) to vote “AGAINST” our advisory vote to approve the compensation of our named executive officers.

ISS’ decision appears to be heavily weighted on its assessment of the disconnect between our Chief Executive Officer’s (“CEO”) pay and performance; however, we believe its assessment does not provide due consideration of the relevant facts that evidence a pay-for-performance alignment at Adtalem.

Comparatively, Glass, Lewis & Co., LLC has recommended that shareholders vote “FOR” our advisory vote on executive compensation.

In addition to our proxy statement, we hope the brief summary provided below will provide you with confirmation that you should vote “FOR” our advisory vote on executive compensation. The Board of Directors (the “Board”) continues to recommend a vote FOR approval of the compensation of Adtalem’s named executive officers.

Issues Raised in the ISS Report	Board Rationale for Executive Compensation
The CEO received a front-loaded equity award
ISS concludes that “investors place scrutiny on front-loaded awards given that they effectively lock in award magnitude over several years, limiting the Board’s ability to meaningfully adjust future grant levels or performance criteria in the event of unforeseen events or changes in either performance or strategic focus.”

However, the Compensation Committee explicitly addressed this concern by:

◾ excluding time-vested restricted stock units from the grant, making it fully performance based;
◾
extending the vesting schedule beyond what had previously existed such that no portion of the award vested before year three – increasing the retention value of the award and encouraging multi-year stretch goal setting; and

◾ committing to not award any equity grant to the CEO for fiscal year 2019.

While the ISS quantitative and qualitative tests evaluate CEO compensation in the context of a single fiscal year – to view Ms. Wardell’s compensation in a single fiscal year under these circumstances, values form over substance.  We believe it is more appropriate to evaluate her compensation in the context of, and including, the FY2019 cycle, in which there will be no equity grant (this decision was memorialized in our proxy statement).  Viewed on a normalized basis over the two-year cycle, Ms. Wardell’s compensation falls well within alignment parameters articulated by ISS.  For example, with respect to two of the four ISS parameters, Ms. Wardell’s compensation is nearly perfectly aligned with the parameters with or without normalization.

An illustration of the application of the ISS tests to a normalized view of Ms. Wardell’s compensation is set forth below as Exhibit A.
A portion of the performance shares may be earned based on either annual or multi-year performance	The performance goals in each year and in total are stretch goals and aligned with our strategic plan.

We set one year as well as three year average goals. We believe this feature drives continued focus on performance through the three year period, even if one year of performance deteriorates.

The performance shares granted have a three year cliff vesting requirement. No portion of these awards will vest or be delivered to the CEO until the end of the three year period.

We believe that shareholders should also consider that Ms Wardell has made significant progress in driving a shareholder aligned value-creation agenda over the nearly two and a half years she has served as CEO.

Ms. Wardell has successfully executed a comprehensive turnaround of the business that has yielded a more focused, higher performing portfolio of assets.  Those assets compete in areas where we believe Adtalem is positioned to succeed, built upon platforms that we believe have tremendous opportunity to grow.

Notably, that turnaround has included:

◾	the pending divestitures of DeVry University and Carrington College, each of which are expected to be completed in mid-year fiscal 2019;
◾	the resolution of the Federal Trade Commission and Department of Education matters; and
◾
significantly improved financial performance and total shareholder return (exceeding peers on a 1 and 3 year basis; during which Ms. Wardell has been CEO) with a three-fold increase in our share price over the last 2.5 years

The Compensation Committee of the Board believes that this turnaround required considerable intelligent risk taking at the outset, and the front-loaded 2018 equity award was designed to (i) reflect that premise and (ii) fully incentivize an aggressive effort to unlock the value of the existing portfolio and change the trajectory of the business.

Adtalem’s improved performance and resulting increase in share price in the last year – and by extension the value created for our fellow shareholders – has validated the efficacy of that approach.

In conclusion, we ask for your support in our advisory vote on executive compensation at our 2018 Annual General Meeting of Shareholders to be held on November 6, 2018. We believe ISS’ negative recommendation did not appropriately take into account the relevant facts in our CEO’s pay in 2018 and the performance- based nature of our long-term incentive compensation programs.

We hope that you will find this summary and the more complete discussion of our executive compensation programs provided in the Compensation Discussion & Analysis section of our proxy statement a compelling demonstration of our strong pay-for-performance practices and serious commitment to aligning management and shareholder interests. We appreciate your continued support.

***Please Vote Today***
Adtalem’s Board of Directors recommends a vote “FOR” each of the proposals outlined in the proxy statement previously sent to you.

Thank you for your investment in Adtalem and for voting your shares. If you have any questions or need help voting your shares, please call our proxy solicitation firm, Alliance Advisors at 1- 877-777-8133.

Sincerely,

Michael W. Malafronte
Chair of the Compensation Committee of
the Adtalem Global Education Inc. Board of Directors

Forward Looking Statement

Certain statements contained in this letter concerning Adtalem’s expected future performance, including those statements concerning expectations or plans, constitute “forward-looking statements” within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Adtalem Global Education or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “plans,” “intends,” “estimates,” “potential,” “continue,” “may,” “will,” “should,” “could,” or other words or phrases of similar import which predict or indicate future events or trends or that are not statements of historical matters. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, “Risk Factors,” in the most recent Annual Report on Form 10-K for the year ending June 30, 2018 filed with the Securities and Exchange Commission on August 24, 2018. Any forward-looking statement made by us in this letter is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

EXHIBIT A

Quantitative ISS Analysis – Summary Comments
●
Two of the four quantitative measures ISS uses to measure pay-for-performance connection [Relative Degree and Alignment (“RDA”) and Pay TSR Alignment (“PTA”)] even without normalizing the CEO’s FY2018 LTI grant are at the lowest possible concern.

●
The two remaining quantitative measures (Multiple of Median and Financial Performance Assessment) are reduced to Cautionary Low levels and more moderate levels respectively when the LTI grant is normalized.

Detailed Analysis
●
Relative Degree of Alignment (“RDA”): which measures three-year CEO pay (WITHOUT normalizing FY2018 CEO front-loaded grant) as compared to three-year Total Shareholder Return performance is almost perfectly in sync. This suggests a strong pay-for-performance connection over three years.

●
Multiple of Median (“MOM”): FY2018 CEO pay WITHOUT normalizing the front-loaded grant is 3.55 times higher than the peer group median which, according to ISS, raises a high concern.  If normalized, the CEO front-loaded grant for FY2018 CEO pay is 2.11 times the peer group median which brings the rating to a “Cautionary Low”.

●
Absolute Pay-TSR Alignment (“PTA”): This rating, which compares CEO pay and TSR performance trending over a five-year period, WITHOUT normalizing LTI, is rated the lowest possible concern level.  This shows a strong pay for performance alignment.

●
Financial Performance Assessment (“FPA”): Adtalem’s three-year financial performance across EBITDA Growth, ROIC, ROA and ROE ranks at the 25th percentile as compared to the ISS peer group.  WITHOUT normalizing the FY2018 LTI grant.  If normalized the FY2018 LTI grant results in Adtalem’s three-year average CEO pay going down to below the 70th percentile. Although at elevated concern, the alignment is better.

●
In addition, ISS cites that CEO pay increased 80% year over year from FY2017 to FY2018 – that is without normalizing the LTI.  As calculated and disclosed on page 44 of the proxy statement, we recommend normalizing the LTI over two years (FY2018 and FY2019).  Viewed in this manner, the year over year increase is 9.7%